                                                                  Exhibit 4.8



THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 AND HAS BEEN ACQUIRED FOR INVESTMENT AND MAY NOT BE ASSIGNED, SOLD, TRANSFERRED, HYPOTHECATED OR PLEDGED (OTHER THAN TO ENSCO INTERNATIONAL INCORPORATED OR ANY OF ITS SUBSIDIARIES) IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT FOR THIS NOTE UNDER THE SECURITIES ACT OF 1933 OR AN OPINION OF COUNSEL SATISFACTORY TO THE MAKER THAT REGISTRATION IS NOT REQUIRED UNDER SUCH ACT.

$2,500,000.00                                   September 30, 1995
                                                    Houston, Texas

                          CONVERTIBLE PROMISSORY NOTE

          DRILEX HOLDINGS CORP., a Delaware corporation ("Maker"), for value received, promises and agrees to pay to ENSCO Technology Company, a Delaware corporation or its Permitted Assigns (as defined below) ("Payee"), in lawful money of the United States of America the principal sum of TWO MILLION FIVE HUNDRED THOUSAND AND 00/100 DOLLARS ($2,500,000.00), in five equal consecutive annual installments each in the amount of $500,000.00 on each anniversary of the date of this note, commencing on the first anniversary thereof and ending on the fifth anniversary thereof, together with interest thereon (calculated on the basis of a 365-day year, or a 366-day year in the case of a leap year) from and after the date hereof until maturity at a varying rate per annum (the "Applicable Rate") which is equal to the interest rate established by Chemical Bank from time to time as its "base rate," but in no event to exceed the maximum rate of nonusurious interest allowed from time to time by law (the "Highest Lawful Rate"). Adjustments in such varying rate shall be made on the same date as any change in the base rate and adjustments due to changes in the Highest Lawful Rate shall be made on the effective date of any change in the Highest Lawful Rate. All past due amounts or principal or installments thereof, and to the extent permitted by applicable law, unpaid interest on this note from time to time outstanding, and all unpaid amounts of principal of this note during any period in which an Event of Default (as defined below) exists or would exist but for the giving of notice or the passage of time, shall bear interest from and after maturity at the varying rate equal to the Applicable Rate plus 3%, but in no event greater than the Highest Lawful Rate. All sums due under this note are payable to Payee at such address as may be designated in writing by the holder hereof to the Maker.

          ACCRUED INTEREST is due and payable quarterly beginning on December 31, 1995 and on the last day of each and every third consecutive calendar month thereafter and at maturity; provided, however, that if the principal of this note is prepaid in whole or in part, at any time after the date hereof, all accrued and unpaid interest is due and payable on the date of such prepayment. If any amount owing under this note is due and payable on a day that is not a business day, such payment shall instead be due and payable on the next succeeding business day. Maker has the right to prepay this note in whole or in part at any time and from time to time without premium or penalty, upon not less than 60 days' notice to Payee; provided, however, notwithstanding the foregoing, that until the later of (a) two years after the date hereof and (b) 90 days after the closing of an initial public offering of any securities of Maker, Maker shall not have the right to prepay this

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

$2,500,000.00              Houston, Texas             September 30, 1995

note without the prior written consent of Payee. Any principal amount so prepaid shall be applied in inverse order of maturity to the remaining installments of principal not then due.

          IN THE EVENT of any Change of Control (as defined below) or the consummation of any public offering of Maker's securities resulting in aggregate net proceeds to Maker of greater than $7,500,000 , Maker shall notify Payee within five days following the occurrence of such event and, at the written request of the holder of this note within 15 days after Payee's receipt of such notification, prepay the remaining principal amount of this note in its entirety, together with accrued and unpaid interest thereon. Such prepayment shall be made five days after Maker's receipt of such request in the case of an initial public offering and within 30 days after Maker's receipt of such request in the case of a Change of Control. For purposes of this note, a "Change of Control" shall be deemed to have occurred: (a) at such time as any person, entity or "group" (within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")), other than DRLX Partners, L.P. or its affiliates on the date hereof, is or becomes the "beneficial owner"(within the meaning of Rule 13d-3 under the Exchange Act), directly or indirectly, of outstanding shares of stock of Maker entitling such person, entity or group to exercise 30% or more of the total voting power of all classes of stock of Maker entitled to vote in an election of directors, unless the beneficial ownership of DRLX Partners, L.P. and its affiliates is greater than the beneficial ownership of such person, entity or group, (b) if a majority of the Board of Directors of Maker shall consist of persons other than Continuing Directors (as defined below), (c) SCF Partners, L.P. (or a successor to substantially all of the business thereof with substantially the same ownership immediately after the succession) shall fail to be the sole general partner of DRLX Partners, L.P. or (d) upon any sale, transfer or other disposition of all or substantially all of the assets of Maker. The term "Continuing Director" shall mean any member of the Board of Directors on the date hereof and any other member of the Board of Directors who shall be recommended or elected to succeed a Continuing Director by a majority of the Continuing Directors who are then members of the Board of Directors.

          SO LONG as any principal or interest remains unpaid on this note, Maker will comply or cause compliance with each of the following covenants:

     (a) Maker and its subsidiaries shall maintain a Tangible Net Worth (as defined below) of at least $4,000,000. The term "Tangible Net Worth" shall mean the difference of (i) Maker's Common Stockholders' Equity (as defined below) on a consolidated basis and (ii) all of its intangibles, including (A) deferred charges and (B) the aggregate of all amounts appearing on the assets side of Maker's balance sheet for franchises, licenses, permits, patents, patent applications, copyrights, trademarks, trade names, goodwill, treasury stock, experimental or organizational expenses and other like intangibles. The term "Common Stockholders' Equity" shall mean stockholders equity, including (1) common stock, (2) paid in capital in excess of par, (3) retained earnings (net of any reserves of retained earnings) and (4) cumulative translation adjustment, but excluding any preferred stock.

     (b) Maker shall furnish Payee with one copy of any and all financial information and financial statements furnished to the lenders under Maker's credit facilities within five days after Maker furnishes such financial statements and information to such lenders, and

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$2,500,000.00            Houston, Texas              September 30, 1995

Maker shall within 120 days after the close of each fiscal year of Maker, within 45 days after the end of the first three quarterly periods in each fiscal year of Maker and within 30 days after the end of each month in each fiscal year of Maker, furnish to Payee the consolidated and consolidating financial statements of Maker for such period to the extent not previously furnished to Payee.

     (c) Maker shall (i) furnish Payee with copies of any and all certificates and other reports regarding compliance with covenants and agreements relating to Maker's credit facilities within five days after Maker furnishes such certificates and reports to any of its lenders and (ii) promptly notify Payee in writing of any Event of Default under this note.

          FOR PURPOSES of this note, an "Event of Default" shall occur whenever:
(a) default is made in the payment when due of any installment of principal on this note or in payment at its originally stated maturity of any installment of principal under that certain promissory note in the original principal amount of $2,220,000.00 of even date herewith executed by Maker and payable to Payee or any other promissory note executed by Maker and payable to Payee in replacement thereof (collectively, the "Other Notes"), (b) default is made in the payment when due of any installment of interest on this note or the Other Notes and such default has not been cured within five days after the date on which such payment is due, (c) Maker or any of its subsidiaries shall fail to pay when due, or within any applicable period of grace, any principal of or interest on any other indebtedness of Maker or such subsidiary having a principal amount outstanding in excess of $500,000, and such default results in the acceleration of such indebtedness, (d) prior to its initial public offering, Maker shall pay a dividend or make a distribution to holders of its securities generally other than in shares of stock or other securities of Maker or rights to purchase stock or other securities of Maker, (e) Maker fails to comply with any of its other agreements in this note or any of the Other Notes, (f) Maker or any of its subsidiaries shall fail to comply with any material financial covenant under any agreement relating to indebtedness to any financial institution having a principal amount outstanding in excess of $1,000,000, and such default results in the acceleration of such indebtedness, (g) Maker institutes proceedings to be adjudicated as bankrupt or insolvent, or the consent by it to institution of bankruptcy or insolvency proceedings against it or the filing by it of a petition or answer or consent seeking reorganization or release under the federal Bankruptcy Act or any other applicable federal or state law, or consents to the filing of any such petition or the appointment of a receiver, liquidator, assignee, trustee, or other similar official of Maker, or of any substantial part of its property, or makes an assignment for the benefit of creditors, or takes corporate action in furtherance of any such action, or (h) within 60 days after the commencement of an action against Maker seeking any bankruptcy, insolvency, reorganization, liquidation, dissolution or similar relief under any present or future statute, law or regulation, such action shall not have been resolved in favor of Maker or all orders or proceedings thereunder affecting the operations or the business of Maker stayed, or if the stay of any such order or proceeding shall thereafter be set aside, or if, within 60 days after the appointment without the consent or acquiescence of Maker of any trustee, receiver or liquidator of Maker or all or any substantial part of the properties of the Maker, such appointment shall not have been vacated.

          UPON THE OCCURRENCE and during the continuance of any Event of Default described in clause (a), (b), (c), (d), (e) or (f) of the foregoing sentence, Payee may declare the entire

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

$2,500,000.00               Houston, Texas              September 30, 1995

principal amount then outstanding under this note, together with interest then accrued thereon, to be immediately due and payable. Upon the occurrence of any Event of Default described in clause (g) or (h) of the first sentence of this paragraph, the entire principal amount of all indebtedness then outstanding under this note, together with interest then accrued thereon, shall automatically become immediately due and payable.

          THIS NOTE may not be assigned, transferred, hypothecated or pledged by Payee except to ENSCO International Incorporated or its subsidiaries, who shall be deemed "Permitted Assigns" hereunder, and any attempt to do so is void and of no effect.

          CONVERSION PRIVILEGE. (a) Right of Conversion. This note shall be convertible at the option of Payee, in whole or in part, at any time or from time to time, into the number of fully paid and nonassessable shares of common stock, par value $.01 per share ("Common Stock"), of Maker, equal to the unpaid principal amount hereof divided by the Conversion Price (as defined below) in effect from time to time. To the extent this note is converted in part only, the principal amount so converted shall be deemed to be the unpaid installments of principal in order of maturity. In no event shall the conversion of any portion of the principal amount hereof affect Maker's obligations to pay accrued but unpaid interest with respect to the amount so converted or any other amounts due hereunder. In the event this note is converted in part only, upon such conversion Maker shall execute and deliver to the holder hereof a new note in the aggregate principal amount of the unconverted portion of this note.

          (b) Conversion Procedures. If Payee desires to convert this note into Common Stock, it shall surrender this note to Maker at its principal executive offices, accompanied by proper instruments of transfer to Maker or in blank, accompanied by irrevocable written notice to Maker that the Payee elects so to convert this note and specifying the principal amount to be converted and the name or names (with address) in which a certificate or certificates for Common Stock are to be issued.

          Maker shall, as soon as practicable after such written notice and compliance with any other conditions herein contained, deliver at such office to Payee certificates for the number of full shares of Common Stock or other securities to which it shall be entitled, together with a cash adjustment of any fraction of a share as hereinafter provided. Subject to the following provisions of this paragraph, such conversion shall be deemed to have been made as of the date of such surrender of this note, and the person or persons entitled to receive the Common Stock or other securities deliverable upon conversion shall be treated for all purposes as the record holder or holders thereof on such date; provided, however, that Maker shall not be required to convert this note while the stock transfer books of Maker are closed for any purpose, but the surrender of this note for conversion during any period while such books are so closed shall become effective for conversion immediately upon the reopening of such books as if the surrender had been made on the date of such reopening, and the conversion shall be at the conversion price in effect on such date.

          (c) Conversion Price; Certain Adjustments. The conversion price for determining the number of shares of Common Stock deliverable upon conversion (the "Conversion Price") shall

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

$2,500,000.00             Houston, Texas              September 30, 1995

initially be $12.50 per share of Common Stock. The Conversion Price and the number of securities issuable upon conversion of this Note shall be subject to adjustment from time to time as follows:

     (i) In case Maker shall (1) pay a dividend or make a distribution on its Common Stock that is paid or made (A) in shares of stock of Maker or (B) in rights to purchase stock or other securities (unless or until adjustment is made under subparagraph (ii) below), (2) subdivide its outstanding shares of Common Stock into a greater number of shares or (3) combine its outstanding shares of Common Stock into a smaller number of shares, then in each such case the Conversion Price in effect immediately prior thereto and the securities issuable shall be adjusted retroactively as provided below so that Payee thereafter shall be entitled to receive the number of shares of Common Stock of Maker and other shares and rights to purchase stock or other securities which Payee would have owned or have been entitled to receive after the happening of any of the events described above had this note been converted immediately prior to the happening of such event or any record date with respect thereto. In the event of the redemption of any shares or rights referred to in clause (1), Payee shall have the right to receive, in lieu of any such shares or rights, any cash, property or securities paid in respect of such redemption; provided, however, that if the value of such cash, property or securities is not more than $.01 per share of Common Stock, Payee shall not be entitled to such cash, property or securities. An adjustment made pursuant to this subparagraph (i) shall become effective immediately after the record date in the case of a dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision or combination.

     (ii) In case Maker shall issue shares of its Common Stock at, or securities convertible or exercisable for shares of Common Stock with a conversion or exercise price equal to, a price per share less than the Conversion Price on the date of issuance or the date fixed for the determination of stockholders entitled to receive such securities, then, in each such case, unless there has been and continues to be a material adverse change in Maker's business and/or financial condition after the date hereof and the board of directors of Maker has adopted a resolution stating there has been a material adverse change and setting forth the basis of such material adverse change (a copy of which shall be provided to Payee within 30 days prior to such issuance), the Conversion Price in effect at the opening of business on the day following such date shall be reduced by multiplying such Conversion Price by a fraction of which the denominator shall be (A) the number of shares of Common Stock outstanding at the close of business on such date plus (B) the number of shares of Common Stock so issued or the maximum number of shares of Common Stock into which the securities so issued are convertible or exercisable, and the numerator shall be (X) the number of shares of Common Stock outstanding at the close of business on such date plus (Y) the number of shares of Common Stock that the aggregate price of the shares of Common Stock so issued or into which the securities so issued are convertible or exercisable would purchase at such previously effective Conversion Price, such reduction to become effective immediately after the opening of business on the day following such date; provided, however, in the event that all the shares of Common Stock into which the securities so issued are convertible or exercisable are not delivered upon the conversion or exercise of such

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

$2,500,000.00              Houston, Texas                September 30, 1995

securities, upon the expiration of such rights of conversion or exercise, the Conversion Price under this note shall be readjusted to the Conversion Price that would have been in effect had the denominator and the numerator of the foregoing fraction and the resulting adjustment been made based upon the number of shares of Common Stock actually delivered upon the conversion or exercise of such securities rather than upon the number of shares of Common Stock into which such securities were convertible or exercisable. For the purposes of this subparagraph (ii), the number of shares of Common Stock at any time outstanding shall not include shares held in the treasury of Maker.

     (iii) No adjustment in the conversion price shall be required unless such adjustment would require an increase or decrease of at least 1% in such price; provided, however, that Maker may make any such adjustment at its election; and provided, further, that any adjustments which by reason of this subparagraph (v) are not required to be made shall be carried forward and taken into account in any subsequent adjustment. All calculations under this these conversion provision shall be made to the nearest cent or to the nearest one-hundredth of a share, as the case may be.

     (iv) Whenever the conversion price is adjusted as provided in any provision of these conversion provisions, Maker shall compute the adjusted conversion price in accordance herewith and mail to Payee a notice stating that the conversion price has been adjusted and setting forth the adjusted conversion price.

     (v) In the event that at any time, as a result of any adjustment made pursuant to these provisions, Payee shall become entitled to receive any shares of Maker other than shares of Common Stock or to receive any other securities, the number of such other shares or securities so receivable upon conversion of this note shall be subject to adjustment from time to time in a manner and on terms as nearly equivalent as practicable to the provisions contained in these provisions with respect to the Common Stock.

          (d) No Fractional Shares. No fractional shares or scrip representing fractional shares of Common Stock shall be issued upon conversion of this note. Instead of any fractional share of Common Stock which would otherwise be issuable upon conversion, Maker will pay a cash adjustment in respect of such fractional interest in an amount equal to the same fraction of the fair market value of a share of Common Stock (determined by the Board of Directors of Maker in good faith) at the close of business on the day of conversion.

          (e) Reclassification, Consolidation, Merger or Sale of Assets. In case of any reclassification of the Common Stock, any consolidation of Maker with, or merger of Maker into, any other person, any merger of another person into Maker (other than a merger which does not result in any reclassification, conversion, exchange or cancellation of outstanding shares of Common Stock of Maker), any sale or transfer of all or substantially all of the assets of Maker or any compulsory share exchange pursuant to which share exchange the Common Stock is converted into other securities, cash or other property, then lawful provision shall be made as part of the terms of such transaction whereby Payee shall have the right thereafter, during the period this note shall be

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$2,500,000.00            Houston, Texas               September 30, 1995

convertible hereunder, to convert this note only into the kind and amount of securities, cash and other property receivable upon such reclassification, consolidation, merger, sale, transfer or share exchange by a holder of the number of shares of Common Stock of Maker into which this note might have been converted immediately prior to such reclassification, consolidation, merger, sale, transfer or share exchange assuming such holder of Common Stock of Maker
(i) is not a person with which Maker consolidated or into which Maker merged or which merged into Maker, to which such sale or transfer was made or a party to such share exchange, as the case may be ("constituent person"), or an affiliate of a constituent person and (ii) failed to exercise his rights of election, if any, as to the kind or amount of securities, cash and other property receivable upon such reclassification, consolidation, merger, sale, transfer or share exchange (provided that if the kind or amount of securities, cash and other property receivable upon such reclassification, consolidation, merger, sale, transfer or share exchange is not the same for each share of Common Stock of Maker held immediately prior to such consolidation, merger, sale or transfer by other than a constituent person or an affiliate thereof and in respect of which such rights of election shall not have been exercised ("non-electing share"), then the kind and amount of securities, cash and other property receivable upon such reclassification, consolidation, merger, sale, transfer or share exchange by each non-electing share shall be deemed to be the kind and amount so receivable per share by a plurality of the non-electing shares). Maker, the person formed by such consolidation or resulting from such merger or which acquires such assets or which acquires Maker's shares, as the case may be, shall make provisions in its certificate or articles of incorporation or other constituent document to establish such right. Such certificate or articles of incorporation or other constituent document shall provide for adjustments which, for events subsequent to the effective date of such certificate or articles of incorporation or other constituent document, shall be as nearly equivalent as may be practicable to the adjustments provided for herein. The above provisions shall similarly apply to successive reclassifications, consolidations, mergers, sales, transfers or share exchanges.

          (f) Reservation of Shares; Transfer Taxes; Etc. Maker shall at all times reserve and keep available, out of its authorized and unissued stock, solely for the purpose of effecting the conversion of this note, such number of shares of its Common Stock and other securities free of preemptive rights as shall from time to time be sufficient to effect the conversion of this note. Maker shall from time to time, in accordance with the laws of the State of Delaware, increase the authorized number of shares of Common Stock if at any time the number of shares of Common Stock not outstanding shall not be sufficient to permit the conversion of this note.

          If any shares of Common Stock required to be reserved for purposes of conversion of this note require registration with or approval of any governmental authority under any Federal or State law before such shares may be issued upon conversion, Maker will in good faith and as expeditiously as possible endeavor to cause such shares to be duly registered or approved, as the case may be. If the Common Stock is listed on the New York Stock Exchange or any other national securities exchange, Maker will, if permitted by the rules of such exchange, list and keep listed on such exchange, upon official notice of issuance, all shares of Common Stock issuable upon conversion of this note.

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$2,500,000.00                Houston, Texas             September 30, 1995

          Maker shall pay any and all issue or other taxes that may be payable in respect of any issue or delivery of shares of Common Stock or other securities upon conversion of this note by Payee; provided, however, that Maker shall not be required to pay any tax which may be payable in respect of any transfer involved in the issue or delivery of Common Stock or other securities in a name other than that of ENSCO Technology Company, and no such issue or delivery shall be made unless and until the person requesting such issue has paid to Maker the amount of such tax or has established, to the satisfaction of Maker, that such tax has been paid.

          (g) Other Changes in Conversion Price. Maker from time to time may reduce the conversion price by any amount for any period of time. Maker may also make such reductions in the conversion price, in addition to those required or allowed by these provisions, as shall be determined by it, as evidenced by a resolution of the Board of Directors, to be advisable in order to avoid or diminish any income tax to holders of Common Stock resulting from any dividend or distribution of stock or issuance of rights or warrants to purchase or subscribe for stock or from any event treated as such for income tax purposes.

          (h) Stockholders' Agreement; Registration Rights Agreement. Pursuant to the Purchase Agreement, Maker and Payee are entering into a Stockholders' Agreement and a Registration Rights Agreement relating to any Common Stock hereafter acquired by Payee upon conversion of principal amounts hereunder.

          (i) Prior Notice of Certain Events. In case at any time or from time to time: (i) Maker shall declare a dividend (or any other distribution) on Common Stock (other than a regular quarterly cash dividend), (ii) Maker shall authorize the granting to the holders of Common Stock of rights or warrants to subscribe for or purchase any shares of stock of any class or of any other rights or warrants, (iii) there shall be any reclassification of the Common Stock (other than a subdivision or combination of outstanding Common Stock, or a change in par value, or from par value to no par value, or from no par value to par value), or any consolidation or merger to which Maker is a party and for which approval of any shareholders of Maker is required, or the sale or other disposition of all or substantially all of the assets of Maker, or (iv) of the voluntary or involuntary dissolution, liquidation or winding up of Maker, then Maker shall provide written notice to Payee, as promptly as possible but in any event at least 10 days prior to the applicable date hereinafter specified, stating the date on which a record is to be taken for the purpose of such dividend, distribution or rights or warrants or, if a record is not to be taken, the date as of which the holders of Common Stock of record are to be entitled to such dividend, distribution or rights or the date on which such reclassification, consolidation, merger, sale, conveyance, dissolution, liquidation or winding up is expected to become effective. Such notice also shall specify the date as of which it is expected that holders of Common Stock of record shall be entitled to exchange their Common Stock for shares of stock or other securities or property or cash deliverable upon such reclassification, consolidation, merger, sale, conveyance, dissolution, liquidation or winding up.

          IT IS the intention of Maker and Payee to conform strictly to applicable usuary laws. Accordingly, if the transactions contemplated hereby would be usurious under applicable law (including the laws of the State of Texas and the laws of the United States of America), then, in that

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$2,500,000.00               Houston, Texas             September 30, 1995

event, notwithstanding anything to the contrary herein or in any agreement entered into in connection with or as security for this note, it is agreed that the aggregate of all consideration which constitutes interest under applicable law that is taken, reserved, contracted for, charged or received under this note or under any of the other aforesaid agreements or otherwise in connection with this note shall under no circumstances exceed the maximum amount of interest allowed by applicable law, and any excess shall be cancelled automatically and, if theretofore paid, shall be credited on the note by the holder hereof (or, to the extent that this note shall have been or would thereby be paid in full, refunded to the Maker).

          IF THE holder hereof expends any effort in any attempt to enforce payment of all or any part or installment of any sum due the holder hereunder, or if this note is placed in the hands of an attorney for collection, or if it is collected through any legal proceedings, Maker agrees to pay all reasonable costs, expenses and fees, including reasonable attorney's fees.

          MAKER AND each surety, guarantor, endorser and other party ever liable for payment of any sums of money payable on this note jointly and severally waive notice, presentment, demand for payment, protest, notice of protest and non-payment or dishonor, notice of acceleration, notice of intent to accelerate, notice of intent to demand, diligence in collecting, grace, and all other formalities of any kind, and consent to all extensions without notice for any period or periods of time and partial payments, before or after maturity, all without prejudice to the holder.

          THIS NOTE has been executed and delivered in and shall be construed in accordance with and governed by the laws of the State of Texas and of the United States of America.

                                             DRILEX HOLDINGS CORP.



                                             By: /s/ JOHN FORREST
                                                -------------------------
                                                John Forrest
                                                President

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